Exhibit 4.11

OMNIBUS AMENDMENT TO WARRANTS TO PURCHASE STOCK

This Omnibus Amendment to Warrants to Purchase Stock (this “Amendment”) is entered into as of July 31, 2020 (the “Effective Date”), by BARKBOX, INC., a Delaware corporation (the “Company”) in favor of Western Alliance Bancorporation and its assignees (the “Holder”).

RECITALS

WHEREAS, the Company previously issued (i) that certain Warrant to Purchase Stock to Western Alliance Bank, dated as of October 12, 2017, and (ii) that certain Warrant to Purchase Common Stock to Western Alliance Bank, dated as of December 7, 2018, (collectively, the “Warrants”), and subsequently, Western Alliance Bank assigned each of the Warrants to Holder.

WHEREAS, it is a condition to the effectiveness of that certain Seventh Loan and Security Modification Agreement, dated as of the date hereof, that the Company and Holder wish to amend each of the Warrants as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Amendments. The defined term “Expiration Date” of each Warrant is hereby amended and restated to read as follows: “July 31, 2030”

2. No Other Changes. Except as expressly set forth in the preceding Section 1, all other terms of each of the Warrants shall remain in full force and effect.

3. Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the respective Warrants.

4. Representations of Company. The Company represents and warrants to the Holder that this Amendment has been duly authorized, executed and delivered by the Company and constitutes the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms.

5. Entire Agreement. This Amendment and each of the Warrants constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants or agreements, except as specifically set forth herein or therein. Nothing in this Amendment, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Amendment, except as expressly provided herein.

6. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES REGARDING CONFLICTS OF LAW.

(Signature page follows.)

[SIGNATURE PAGE TO OMNIBUS AMENDMENT TO WARRANTS TO PURCHASE STOCK]

IN WITNESS WHEREOF, the Company has duly executed this Amendment effective as of the Effective Date.

COMPANY:

BARKBOX, INC.

By:	/s/ John Toth
Name: John Toth
Title: CFO

ACKNOWLEDGED AND AGREED:

HOLDER:

WESTERN ALLIANCE BANCORPORATION

By:	/s/ Greg Dietrick
Name: Greg Dietrick
Title: Senior Director